Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

OAKLAND, MARYLAND—May 10, 2010:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net loss attributable to common shareholders for the three months ended March 31, 2010 was $5.5 million, compared to net income available to common shareholders of $2.1 million for the same period of 2009.  Basic and diluted losses per common share for the first three months of 2010 were $.90, compared to basic and diluted income per common share of $.35 for the same period of 2009.  The decrease in net income resulted primarily from $7.5 million of credit-related other-than-temporary impairment charges, $2.0 million net securities losses, related to a restructuring of the investment portfolio, $1.5 million in increased loan loss provision expense and $.6 million of increased Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums.  Net interest income declined $1.8 million in the first three months of 2010 when compared to the same period of 2009 resulting in a compressed net interest margin of 3.19% for the first three months of 2010, compared to 3.83% for the first three months of 2009.  Interest income on our interest earning assets declined $2.9 million due to the increase in non-accrual loans throughout 2009, the lower interest rate environment and an increase in our cash position as we elected not to reinvest cash from called investment securities.

The provision for loan losses was $3.6 million for the three months ended March 31, 2010, compared to $2.0 million for the same period of 2009.  The increased provision was necessary to provide specific allocations for impaired loans where management has determined that the collateral supporting the loans is not adequate to cover the loan balance and due to increases in the qualitative factors affecting the allowance for loan losses as a result of the current recession and distressed economic environment.  Interest expense on our interest-bearing liabilities decreased $1.0 million in spite of a $79 million increase in deposits, offset by $16 million in debt repayment.  The decline in expense was due to the low interest rate environment, our decision to only increase special pricing for full relationship customers, and retail and brokered certificates of deposit renewing at lower interest rates due to the short duration of our portfolio.

William B. Grant, Chairman and Chief Executive Officer stated, “Although First United continues to experience high provision expense and impairment losses, we believe our core operations are strong.  We continue to see profitable growth in retail deposits and are experiencing a rebound in trust and investment fees.  Tight expense control and strong efforts to mitigate losses on troubled loans are a focus of our employees.  We are looking ahead and preparing our balance sheet for a rising interest rate environment.”

For the quarter ended March 31, 2010, the Corporation’s annualized return on average assets and average shareholders’ equity were (1.19%) and (20.20%), respectively, compared to .58% and 9.66%, respectively, for the same period in 2009.

Total assets were $1.8 billion at March 31, 2010, an increase of $40.3 million since December 31, 2009.  During this time period, gross loans decreased $21.3 million, cash and interest-bearing deposits in banks increased $59.2 million, deferred tax assets decreased $2.1 million and our investment portfolio increased $2.2 million.  The decrease in loans is due to increased repayment activity in our indirect portfolio as well as increased refinancings in the mortgage portfolio and weak demand from our consumer and commercial customers.  Cash and due from banks increased as management made the decision not to replace called investments and to maintain cash in order to increase our liquidity position.  Total liabilities increased by approximately $40.3 million during the first three months of 2010, reflecting increases in total deposits of $53.0 million offset by a $5.8 million decrease in short-term borrowings as a result of a decrease in our treasury management balances and a $6.7 million decrease in long-term borrowings due to repayment of a maturing FHLB advance.  The increase in deposits is due primarily to a $48 million increase in the accounts of a local municipality.

Gross loans decreased $21.3 million (1.9%) to $1.10 billion at March 31, 2010 when compared to gross loans at December 31, 2009.  There were declines in commercial loans ($8.8 million), residential mortgage and construction portfolio ($4.1 million), and our installment portfolio ($8.4 million). The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity as repayment activity exceeded new production.   The decrease in the residential mortgage portfolio is attributable to the increased amount of loan refinancings that are occurring as consumers seek long-term fixed rate loans.  We are using secondary market outlets to satisfy these loan requests. At March 31, 2010 and December 31, 2009, approximately 71% of the commercial loan portfolio was collateralized by real estate.

Total deposits increased $53.0 million to $1.36 billion at March 31, 2010 when compared to deposits at December 31, 2009.  Interest-bearing demand deposits decreased $6.4 million and non-interest bearing demand deposits increased by $6.2 million.  Time deposits increased $53.2 million due primarily to a $48 million increase in the accounts of a local municipality.  These funds are short-term, with $23 million maturing within three months and $25 million maturing within one year.  We are shifting our focus to longer-term liabilities as we anticipate a rising interest rate environment in the future.

Comparing March 31, 2010 to December 31, 2009, shareholders’ equity increased .10%, from $100.5 million to $100.6 million.  The book value of our common stock increased from $11.49 per share at December 31, 2009 to $11.54 per share at March 31, 2010.

At March 31, 2010, there were 6,143,947 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net Interest Income (Tax Equivalent Basis)

Net interest income decreased $1.8 million (12.8%) during the first three months of 2010 over the same period in 2009 due to a $2.9 million (12.5%) decrease in interest income, offset by a $1.0 million (11.9%) decrease in interest expense.  The decrease in interest income resulted primarily from a decrease in interest rates on loans during the first three months of 2010 when compared to the first three months of 2009 and our desire to maintain higher cash levels.  The decreases in interest rates contributed to the 101 basis point decrease in the average rate on our average earning assets, from 6.11% for the first three months of 2009 to 5.10% for the first three months of 2010.

Interest expense also decreased during the first three months of 2010 when compared to the same period of 2009 due to a reduction in interest rates on interest-bearing liabilities.  Average interest-bearing liabilities increased in the first three months of 2010 by $62.5 million when compared to the same time period for 2009, with average interest-bearing deposits increasing by approximately $78.7 million since March 31, 2009.  The effect of the decreasing rate environment, our decision to increase special pricing only for full relationship customers, and the short duration of our portfolio resulted in a 37 basis point decrease in the average rate paid on our average interest-bearing liabilities to 2.01% for the first quarter of 2010 from 2.38% for the same period of 2009.

The net result of the aforementioned factors was a 64 basis point decrease in the net interest margin during the first three months of 2010 to 3.19% from 3.83% for the same time period of 2009.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at March 31, 2010 was 4.17%, compared to 4.32% at December 31, 2009 and 3.44% at March 31, 2009.  The ratio of non-performing and 90 days past-due loans to total assets at March 31, 2010 was 2.57%, compared to 2.77% at December 31, 2009 and 2.33% at March 31, 2009.  Performing loans considered impaired loans, as defined and identified by management, amounted to $79.2 million at March 31, 2010 and $84.6 million at December 31, 2009.  Loans are identified as impaired when, based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms.  These loans consist primarily of acquisition and development loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral and no secondary source of repayment is available.

The allowance for loan losses increased to $21.9 million at March 31, 2010, compared to $20.1 million at December 31, 2009.  The provision for loan losses was $3.6 million for the first three months of 2010, compared to $2.0 million for the same period of 2009.  The increase in the provision for loan losses in the first three months of 2010 when compared to the same period of 2009 was in response to the increase in net charge-offs and non-performing loans, the results of our quarterly review of the adequacy of the qualitative factors affecting the allowance, and specific allocations for impaired loans.  As part of our loan review process, management has noted an increase in foreclosures and bankruptcies in the geographic areas where we operate.  Additionally, the current economic environment has caused a decline in real estate sales.  Consequently, we have closely reviewed and applied sensitivity analyses to collateral values to more adequately measure potential future losses.  Where necessary, we have obtained new appraisals on collateral.  Specific allocations of the allowance have been provided in these instances where losses may occur.

Net charge-offs relating to the installment loan portfolio represent 12% of our total net charge-offs for the first three months of 2010.  Generally, installment loans are charged-off after they are 120 days contractually past due.  Loans past due 30 days or more were $3.0 million or 2.9% of the installment portfolio at March 31, 2010, compared to $4.2 million or 3.7% at December 31, 2009.

Management believes that the allowance for loan losses at March 31, 2010 is adequate to provide for probable losses inherent in our loan portfolio.  Amounts that will be recorded for the provision for loan losses in future periods will depend upon trends in the loan balances, including the composition of the loan portfolio, changes in loan quality and loss experience trends, potential recoveries on previously charged-off loans and changes in other qualitative factors.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $8.5 million during the first three months of 2010 when compared to the same period of 2009. The decrease is primarily attributable to the recognition of $7.5 million in credit-related other-than-temporary impairment charges and a $2.0 million net loss realized on an investment portfolio restructure.  Management also noted a slight decline of $.2 million in service charge income due to the decline in consumer spending and the resulting decrease in overdraft income.

Other operating expenses increased $.2 million in the three months of 2010 when compared to the same period of 2009.  This increase was due primarily to a $.6 million increase in FDIC premiums offset by declines in salaries and benefits and other expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  The Bank is the parent company of OakFirst Loan Center, Inc., a West Virginia finance company, and OakFirst Loan Center, LLC, a Maryland finance company.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2010	2009
EARNINGS SUMMARY
Interest income	$19,521	$22,373
Interest expense	$7,528	$8,547
Net interest income	$11,993	$13,826
Provision for loan and lease losses	$3,555	$2,049
Noninterest income	$(5,922)	$2,590
Noninterest expense	$11,242	$10,986
Income taxes	$(3,615)	$1,002
Net loss/income	$(5,111)	$2,379
Net loss attributable/income available to common shareholders	$(5,501)	$2,120
Cash dividends paid	$614	$1,221

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2010	2009
PER COMMON SHARE
Basic/ Diluted Net Loss/Income Per Share	$(0.90)	$0.35
Basic/ Diluted Net Loss/Income Per Common Share	$(0.90)	$0.35
		.
Book value	$11.54	$10.95
Closing market value	$6.00	$8.38

Common shares outstanding at period end	6,143,947	6,122,410

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	(1.19%)	0.58%
Return on average shareholders' equity	(20.20%)	9.66%
Net interest margin	3.19%	3.83%
Efficiency ratio	170.80%	64.87%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2010	2009	2009

Assets	$1,784,266	$1,743,796	$1,655,569
Earning assets	$1,447,400	$1,469,327	$1,504,736
Gross loans	$1,100,571	$1,121,884	$1,123,206
Consumer Real Estate	$402,360	$406,537	$412,310
Commercial	$595,718	$604,410	$581,996
Consumer	$102,493	$110,937	$128,900
Investment securities	$275,940	$273,784	$334,907
Total deposits	$1,357,164	$1,304,166	$1,223,515
Noninterest bearing	$113,234	$106,976	$123,027
Interest bearing	$1,243,930	$1,197,190	$1,100,488
Shareholders' equity	$100,601	$100,566	$97,062

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2010	2009	2009
Period end capital to risk- weighted assets:
Tier 1	9.35%	9.60%	10.97%
Total	11.68%	11.20%	12.22%

ASSET QUALITY
Net charge-offs for the quarter	$1,759	$1,590	$3,111
Nonperforming assets: (Period End)
Nonaccrual loans	$45,447	$46,584	$38,176
Restructured loans	$28,060	$35,481	$1,199
Loans 90 days past due and accruing	$447	$1,770	$467
Foreclosed real estate	$10,252	$7,591	$2,513
Total nonperforming assets and past due loans	$45,894	$48,354	$38,643
Allowance for credit losses to gross loans, at period end	1.99%	1.79%	1.18%
Nonperforming and 90 day past-due loans to total loans, at period end	4.17%	4.32%	3.44%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.57%	2.77%	2.33%

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